                                                                   Exhibit 10.14

[*] Confidential treatment requested

                              TRADEMARK AGREEMENT

TRADEMARK AGREEMENT dated this 26th day of August 1993,

                                by and between

RHONE-POULENC RORER GMBH, a German company with offices at Nattermannallee 3, 50829 Cologne, Germany,


A. NATTERMANN & CIE.  GMBH, 50829 Cologne, Germany,

                      - hereinafter referred to as RPR -


                                      and

R & D LABORATORIES, INC., a Corporation with offices at 4204 Glencoe Ave., Marina del Rey, 90292 CA, United States of America,

                       - hereinafter referred to R & D -



                                  WITNESSETH



WHEREAS, RPR is a pharmaceutical company based in Germany; and

WHEREAS, NATTERMANN has developed a product known by the name Ferrlecit (the "Product") and perfected legal rights hereto; and

WHEREAS, NATTERMANN has applied for the trademark registration rights in R & D Territory the trademark to "Ferrlecit" (the "Trademark") for use in marketing the Products and

WHEREAS, R & D is a pharmaceutical company based in the United States; and

WHEREAS, R & D intends to obtain from RPR in its function as parent company of
A. Nattermann & Cie. GmbH the right to use and sell the product pursuant to that certain Product Distribution Agreement between RPR and R & D; and

WHEREAS, R & D desires to use the Trademark in connection with its use and sale of Products in R & D Territory, as those terms are defined in the Distribution Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other undertaking of RPR and R & D set forth below, RPR and R & D hereby agree as follows:

ARTICLE 1 - Grant
-----------------

RPR hereby grants to R & D during the term of this Agreement and subject to the terms and conditions hereof, the exclusive right to use the Trademark in the R & D Territory, all in connection with the use and sale of the Product.

ARTICLE 2 - Warranty
--------------------

RPR represents and warrants that it has applied for the registration of the Trademark in the Territory.

RPR shall use its best efforts to obtain registrations for the Trademark and, once obtained, shall maintain and renew, at its expense, said registrations during the term of this Agreement and provide R & D with copies of its registrations when obtained.

ARTICLE 3 - Use / Licence Fee
-----------------------------

R & D to the extent legally permissible, agrees to use the Trademark in lieu of the name of the Product and in lieu of all other names indicating the Product when referring to the Product, including in all packaging, sales materials and correspondence. If RPR and R & D can agree on a different designation for the Product other than Ferrlecit, RPR shall obtain a trademark registration in the R & D Territory for the designation in RPR's name. Upon receipt of said registration, RPR shall thereupon license use of said trademark to R & D on terms and conditions identical to those set forth in this Agreement. Should RPR not obtain a trademark registration for R & D, then the parties shall select a new trademark, which trademark shall be substituted for Ferrlecit under this Agreement.

R & D will pay to RPR for use of the Trademark a licence fee of [*]% of the net sales of the Product in the R & D Territory.

Net sales are the sales less a flat fee of [*]% for trade discounts, like rebates, boni, sconti, and less VAT.

ARTICLE 4 - Infringement
------------------------

RPR and R & D shall do everyting in their power to protect the Trademark. R & D shall give prompt notice in writing to NATTERMANN of any infringement or possible infringement of the Trademark by unrelated persons in the Territory. RPR or R & D may in their respective discretion, either in its own name or in the name of the other party or in both, take such action (including the initiation of oppositions or other proceedings) as it may deem necessary or desirable, at law or in equity or otherwise, to stop any infringement or possible infringement of

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the Trademark in the Territory, and the parties shall fully cooperate with each other in any such actions. RPR and R & D shall each pay [*] of the reasonable attorney's fees and other costs of protecting the Trademark from infringement by others in the Territory.

R & D shall not at any time claim any right, title or interest in or to the Trademark other than the right to use it under all the terms and conditions hereof. In the event of a claim or suit that the use of Ferrlecit as herein provided infringes the Trademark rights of any unrelated party, RPR shall reimburse and hold harmless R & D for all costs in defending such claim or suit for infringement, including reasonable attorney's fees. Neither party shall settle any oppositions or litigation referred to in this paragraph without the approval of the other party.

ARTICLE 5 - Suits
-----------------

Except as otherwise herein provided R & D shall indemnify and hold RPR harmless from any claims, suits, or proceedings, including but not limited to attorney's fees and expenses incurred therein, arising out of R & D's improper use of the Trademark in connection with packaging, advertising or sale of the Product, provided that RPR promptly notifies R & D as to any such claims, suits, or proceedings, and permits R & D to defend the same, or settle the same on a basis reasonably acceptable to RPR.

ARTICLE 6 - Term
----------------

This Agreement shall continue in force and effect for the same period as stated in the Distribution Agreement for the Product.

ARTICLE 7 - Termination
-----------------------

Either party may terminate this Agreement immediately by notice to the other party in the event that:

a) the party shall commit a material breach or default under this Agreement or under the Distribution Agreement entered into between the parties hereto of even date, which breach or default shall not be remedied within 90 days after giving the written notice thereof to the party in breach or default, specifying the breach or default; or

b) the party shall admit in writing its inability to meet its obligations when due or commit any other act of bankruptcy, permit the appointment of a trustee or receiver of all or a substantial part of its assets, or institute voluntary proceedings in bankruptcy or insolvency, or permit involuntary institution of such proceedings against it., not vacated within 60 days.

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ARTICLE 8 - Force Majeure
-------------------------

Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such party's reasonable control. In addition, in the event of the applicability of this Article, the party affected by such force majeure shall use its best efforts to eliminate, cure and overcome any such causes and resume performance of its obligation.

ARTICLE 9 - Arbitration
-----------------------

All disputes, controversies, or differences which may arise between the parties out of, or in relation to, or in connection with, this Agreement or for the breach thereof, shall be finally settled by arbitration underlying Swiss law by which either party hereto is bound. The arbitration proceedings with the application of Swiss law shall take place in Zurich, Switzerland.

ARTICLE 10 - Governing law
--------------------------

The rights and obligations of the parties under this Agreement shall be goverened and construed in accordance with the laws of Germany.

ARTICLE 11 - Assignment
-----------------------

This Agreement and all rights and obligations herunder are personal to the parties hereto and may not be assigned, other than to Affiliates as defined herein, without the express prior written consent of the other. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect.

"Affiliate" shall mean all corporations or business entities which, directly or indirectly, are controlled by, do control, or are under common control with R & D or RPR: For this purpose the meaning of the word "control" shall mean the ownership of fifty percent (50%) or more of the shares or voting rights of interest of such corporation or business entity.

ARTICLE 12 - Entire Agreement
-----------------------------

This Agreement, together with that certain Distribution Agreement between RPR and R & D shall constitute the entire Agreement between the parties, and no amendment or modification to this Agreement shall be valid or binding upon the parties unless made in writing and signed by the representatives of such parties.

ARTICLE 13 - Notices
--------------------

Any notice or communication required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been

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sufficiently given or made for all purposes if mailed by registered mail, postage prepaid, addressed to such other party at its respective address as follows:

                              R & D Laboratories, Inc.
                              4204 Glencoe Ave.
                              Marina del Ray, 90292 CA
                              U S A

                              Attn.:  Reuben Sandler, Ph.D
                                      Executive Vice President

                              RHONE-POULENC RORER GMBH
                              Nattermannallee 1
                              50829 Cologne
                              Germany

                              Attn.:  Geschaeftsleitung

ARTICLE 14 - Miscellaneous
--------------------------

In case any question arises between the parties hereto in connection with a matter not provided for in this Agreement, the parties hereto shall confer friendly with each other for decision.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

Marina del Rey, Sept. 2, 1993                     Cologne, August 26, 1993

R & D LABORATORIES, INC.                          RHONE-POULENC RORER GMBH



                                                  A. NATTERMANN & CIE. GMBH

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                                                                  EXECUTION COPY
                                                                  --------------

                              AMENDMENT NO. 1 TO
                              TRADEMARK AGREEMENT

     This Amendment to the Trademark Agreement dated as of August 26, 1993, as amended to date (the "Trademark Agreement") between Makoff R & D Laboratories, Inc., doing business as R & D Laboratories, Inc. ("R & D"), on one hand and Rhone-Poulenc Rorer GmbH ("RPR GmbH") on the other hand is being entered into as of ............., 2000.

     WHEREAS, A. Nattermann & Cie. GmbH, an affiliate of RPR GmbH, owns the rights, including the trademark, to Ferrlecit(R), an iron gluconate product (the "Product");

     WHEREAS, R & D and RPR GmbH entered into a Distribution Agreement dated June 24, 1993, as amended to date (the "Distribution Agreement') regarding the Product;

     WHEREAS, R & D and RPR GmbH and A. Nattermann & Cie. GmbH entered into the Trademark Agreement, which granted R & D the right to distribute the Product in the R & D Territory (as defined in the Distribution Agreement), on the terms and conditions that are set forth in those Agreements;

     WHEREAS, as of January 1, 1999, R & D transferred all of its right, title and interest in the Distribution and Trademark Agreements to its wholly owned subsidiary, R & D Ferrlecit Capital Resources, Inc.;

     WHEREAS, RPR GmbH and A. Nattermann & Cie. GmbH are affiliates of Aventis S.A., France, a life science group of companies, with Aventis Pharma AG, Germany, as holding company for the pharmaceutical division of Aventis S.A., France;

     WHEREAS, R & D on one hand and RPR GmbH and A. Nattermann & Cie. GmbH on the other hand (hereinafter referred to as "Aventis") are desirous of amending certain terms and conditions of the Trademark Agreement; and

     WHEREAS, R & D and Aventis shall be hereinafter referred to in this Amendment individually as a Party, or collectively as the Parties.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises and covenants contained herein, the Parties agree as follows:

Section A.  Changes to the Trademark Agreement:  Other than those provisions of
-----------------------------------------------
the Trademark Agreement that are expressly and specifically amended herein, the remaining terms and conditions of the Trademark Agreement shall not be amended by this Amendment and will remain in full force and effect.

Section B.  License Fee:
------------------------

1. The Parties agree that the license fee (royalty) set forth in the Trademark Agreement and reaffirmed herein shall be due and payable as follows:

    a.  For calendar year 2000 - the license fee shall be paid annually in
        ----------------------
        arrears, with the payment due no later February 28, 2001. The parties have also agreed that RPR GmbH shall be entitled to receive interest on the license fee payment applicable to the calendar year 2000. The interest shall be calculated as follows:

        1) On the license fee payment that is applicable to the calendar quarter ending March 31, 2000, interest shall be accrued from June 1, 2000 until paid, at a rate equal to the weekly auction of. 30 day U.S. Treasury Bills that occurred during the quarter.

        2) On the license fee payment that is applicable to the calendar quarter ending June 30, 2000, interest shall be accrued from September 1, 2000 until paid, at a rate equal to the weekly auction of 30 day U.S. Treasury Bills that occurred during the quarter.

        3) On the license fee payment that is applicable to the calendar quarter ending September 30, 2000, interest shall be accrued from December 1, 2000 until paid, at a rate equal to the weekly U.S. 30 day Treasury Bills that occurred during the quarter.

        4) All interest accrued, as set forth above, shall be paid on, or before, February 28, 2001, along with the license fee for the calendar year 2000.

    b.  Thereafter - the license fee shall be paid quarterly in arrears, with
        ----------
        the payments due no later than sixty days after the end of each calendar quarter.

2. The Parties agree to modify and add to the definitions in Article 3 of the Trademark Agreement, as follows:

    a. Gross Sales - shall mean the gross sales invoiced to third parties, net
       -----------
       of Sales Returns (as defined below), by R & D, its Affiliates, its sublicensees and their affiliates in the Territory;

    b.  Net Sales - shall mean Gross Sales, less the Allowable Flat Reduction
        ---------
        Percentage (as defined below);

    c.  Allowable Flat Reduction Percentage - represents a percentage of Gross
        -----------------------------------
        Sales, that the parties have agreed to subtract from Gross Sales, in lieu of subtracting the Deductions From Gross Sales (as defined below), in order to calculate Net Sales. The amount of this Allowable Flat Reduction

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        Percentage is calculated by multiplying [*] times a fraction, the numerator of which is the Deductions From Gross Sales and the denominator of which is Gross Sales. Notwithstanding the foregoing, the
                                             ----------------------------------
        maximum Allowable Flat Reduction Percentage is [*] of Gross Sales and,
        ----------------------------------------------------------------------
        therefore, Net Sales cannot be less than [*] of Gross Sales;
        ------------------------------------------------------------

    d.  Deductions From Gross Sales - shall mean the sum of all of the following
        ---------------------------
        deductions: trade, cash and quantity discounts; rebates; chargebacks; retroactive price adjustments; and all, similar deductions from Gross Sales allowed by R & D, its Affiliates, its sublicensees and their affiliates to third parties in the Territory; and

    e.  Sales Returns - shall mean those Gross Sales that are subsequently
        -------------
        returned by customers because of short or expired dating, or credits that are issued because of damaged goods, or short shipments.

    f. Examples: (i) If Gross Sales are [*] and Deductions From Gross Sales are [*] , the Allowable Flat Reduction Percentage would be calculated as follows: [*] X [*] . (ii) If Gross Sales are [*] and Deductions From Gross Sales are [*], the Allowable Flat Reduction Percentage would be calculated as follows: [*] X [*] , which would be limited to [*].
                                                       -----------------

3. The Parties hereby reaffirm that the license fee (royalty) shall be calculated at [*] of the Net Sales amount.

Section C.  Reports, Payments and Audits:
-----------------------------------------

1.  Royalty reports and accounting:

    a.  Reports and exchange rates

        1. During the term of the Agreement following the First Commercial Sale of Licensed Product, R & D shall furnish to Aventis a quarterly Written report showing in reasonably specific detail, on a country-by-country basis, (a) the Gross Sales of all Licensed Products sold by R & D, its Affiliates and its sublicensees in the Territory during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of Licensed Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the date of the First Commercial Sales of each Licensed Product in each country in the Territory during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars as specified in this Amendment. Reports shall be due on the sixtieth (60th) day following the close of each quarter. R & D shall keep complete and accurate records in sufficient detail and in accordance with U.S. Generally Accepted Accounting Principles

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            consistently applied to properly reflect all Gross Sales and Net
            Sales, as reported to R & D by its sublicensees, and to enable the royalties payable hereunder to be determined.

        2. With respect to sales of Licensed Products invoiced in United States dollars, the Net Sales amounts and the amounts due to Aventis hereunder shall be expressed in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, the Net Sales amounts and the amounts due to Aventis hereunder shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the amount payable to Aventis, calculated using the arithmetic average of the spot rates on the last Business Day of each month of the calendar quarter in which the Net Sales were made. The "Closing mid-point rates" found in the "Dollar spot forward against the Dollar" table published by the Financial Times or any other publication as agreed by the parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence.

2.  Payments

    a. Payment Terms: Royalties shown to have accrued by each royalty report provided for under Article I of Section C of this Amendment shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

        Any obligation that R & D may have under German law to pay royalties on any basis other than that set forth herein is hereby superseded and rescinded.

    b. Payment method: All payments by R & D to Aventis, under the Agreement shall be paid in United States dollars, and made by bank wire transfer in immediately available funds to such account as Aventis has designated.

    c. Late Payments: R & D shall pay interest to Aventis on the aggregate amount of any payments by R & D that are not paid on or before the date such payments are due under this Amendment at a rate per annum equal to the lesser of the prime rate of interest as reported by The Wall Street Journal, Eastern U.S. Edition, from time to time, plus [*], or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

        Any obligation that R & D may have under German Law to pay interest on overdue royalties is hereby superseded and rescinded.

3.  Aventis Audits

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    a.  Upon the written request of Aventis and not more than once in each calendar year, R & D shall permit an independent certified public accounting firm of nationally recognized standing, selected by Aventis and reasonable acceptable to R & D at Aventis' expense, to have access during normal business hours to such of the records of R & D as may be reasonable necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The written request for audit must be submitted to R & D no less than thirty (30) days in advance of the contemplated audit date. R & D shall reasonably cooperate with the accounting firm to schedule the audit at R & D. The accounting firm shall enter into a confidentiality agreement with R & D and disclose to Aventis only whether the records are correct or not and the specific details concerning any discrepancy.

        In the event of such an audit, R & D shall use its best efforts to expeditiously arrange with R & D's sublicensees for the related audit of the records of such sublicensees. In such best efforts, R & D shall use any contractual remedies (provided for in R & D's agreements with its sublicensees) or other legal means available to ensure the compliance of R & D's sublicensees. The accounting firm would have to directly enter into a separate confidentiality agreement with R & D's sublicensees. Such accounting firm would disclose to Aventis, only whether the records of such sublicensees are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

    b. If such accounting firm concludes that additional royalties were owed during such period, R & D shall pay the additional royalties within thirty (30) days of the date Aventis delivers to R & D such accounting firm's written report so concluding, If such accounting firm concludes that royalties were overpaid during such period, Aventis shall pay the amount of such overpayment to R & D within thirty (30) days after the date Aventis receives the report of such accounting firm. All amounts due under this Section shall be subject to interest payments in the same manner as provided for in Section C 2c above.

    c. If either party in good faith disputes the conclusion of the account firm under Section 3b, or any specific aspect of the conclusion, then such party shall inform the other party by written notice within thirty
        (30) days after receiving a copy of the audit containing such conclusion, specifying in detail the reasons for disputing such conclusion. The parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the parties are unable to resolve such dispute within sixty (60) days after such dispute notice is received, the matter shall be resolved in a manner consistent with the procedures set forth in the Trademark Agreement as amended hereby and interest shall be payable on

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        any payment determined to be due in the same manner as provided for in
        Section C 2c above.

    d. The fees charged by such accounting firm shall be paid by Aventis; provided, however, if the audit discloses that the royalties payable by R & D for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then R & D shall pay the reasonable fees and expenses charged by such accounting firm.

    e. R & D entered into its sublicense agreement with Schein Pharmaceutical, Inc. prior to this Amendment No. 1 to the Trademark Agreement. R & D will use its best efforts to ensure that Schein makes all necessary reports to R & D, keeps and maintains records of sales made pursuant to its sublicense with R & D and grants access to such records to Aventis' independent accountant, to the same extent required with respect to R & D's records under this Agreement.

    f. Upon the completion of any such review, or final resolution in the case of a disputed amount, of any year under this Section 3, the calculation of royalties payable with respect to such year shall be final, binding and conclusive upon Aventis and R & D. Thereafter, R & D, its Affiliates and sublicensees shall be released from any liability or accountability with respect to royalties for such year and no further audit of such year shall be permitted under Section.

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

In the event that any material provision of this Amendment needs to be changed during the term of the Distribution and Trademark Agreements, and the R&D/RPR M&S Agreement, the Parties hereto agree to negotiate in good faith to consider such a proposed change, irrespective of which party initiated the change and, if adopted and material, the resulting change will be included as an additional amendment to the R&D/RPR M&S Agreement.

     IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Amendment, as of the date first set forth hereinabove.

AGREED AND ACCEPTED:


Makoff R & D Laboratories, Inc. and its wholly owned subsidiary
R & D Ferrlecit Capital Resources, Inc.




-------------------------------
By:  Rhoda Makoff, Ph.D.
Its: President/CEO

RPR GmbH




-------------------------------
By:  Lindemann
Its: Managing Director

A. Nattermann & Cie. GmbH




-------------------------------
By:  Lindemann
Its: Managing Director

                                       7